Exhibit 99.1

NanoViricides Raises an Additional $5 Million in Shelf Offering - The Company Reports Having More than 24 Months of Cash in Hand

WEST HAVEN, CONNECTICUT – November 3, 2011 -- NanoViricides, Inc. (OTC BB: NNVC.OB) (the "Company"), announced today that it has raised $5,000,000, drawing down on its previously announced universal registered shelf “Form S-3” offering. The registered shelf offering became effective on April 29, 2010 and continues to remain effective.

The Company received this financing from a single investor, Seaside 88, LP (“Seaside”), a Florida limited partnership. Seaside has previously financed NanoViricides with a total of approximately $15 million under a similar arrangement with terms identical to the terms of a previous $5M financing by Seaside that closed in April, 2011.

NanoViricides has entered into a securities purchase agreement with Seaside for the purchase and sale of up to 500,000 shares of its Series B Preferred Stock at the purchase price of $10.00 per share. On November 2, 2011 Seaside purchased an initial 250,000 shares of the Company’s Series B Preferred Stock at the purchase price of $10.00 per share for an aggregate purchase price of $2,500,000. The Company received $2.5M upon closing, with a net of approximately $2.32M after deducting brokerage commission and expenses. The first conversion of $400,000 of Series B Preferred stock to common stock took place on November 2, 2011. Additional conversions will follow every fourteen days. The conversion price will be based on the same terms and conditions as the previous financing the Company concluded with Seaside (described below).

“We are pleased with this continuation of financing by Seaside,” said Anil R. Diwan, PhD, President of the Company, adding, “This financing comes at a crucial time as we are advancing our influenza drug towards IND stage. It will help us to continue to move forward with all of the  drug programs in our broad pipeline.”

“We continue to have more than 24 months of cash in hand, based on our current rate of expenditure. This additional investment will enable us to engage into expanding our pre-clinical studies towards filing an IND application to the FDA,” said Eugene Seymour, MD, MPH, CEO of the Company.

The Company has previously announced that it has chosen a clinical candidate for influenza, namely NV-INF-1, under its FluCide™ anti-influenza nanoviricides program. The Company reports that it is working on the pre-IND application with advice from the consultant firm, Biologics Consulting Group, that the Company has engaged for this purpose.

The Series B Preferred Stock is convertible into a number of shares of the Company’s common stock every two weeks. Of the shares purchased, 40,000 shares of the Series B Preferred Stock will be automatically converted into common stock every two weeks beginning November 2, 2011. The conversion factor shall equal the purchase price of $10 per share of the preferred stock, divided by the lesser of (i) the ten day daily volume weighted average of actual trading prices (“VWAP”) of the common stock multiplied by 0.85; or (ii) the VWAP for the trading day immediately prior to a conversion date multiplied by 0.88. In addition, the unconverted shares of the Series B Preferred Stock will accrue a dividend at a 10% annualized rate. The accrued dividend shall be payable in common stock at the time of each conversion. The Company does not pay a dividend on the shares of its common stock or the shares of its Preferred Series A stock, and will not be able to pay any dividend on these securities while any shares of the Series B Preferred stock remain unconverted. The shares of Series B Preferred Stock and the shares of common stock underlying the Series B Preferred Stock and the dividend earned on it were offered pursuant to an effective shelf registration statement. The Series B Preferred Stock does not have any voting rights except as set forth in the Certificate of Designation, as amended, creating the stock.

Midtown Partners & Co., LLC, acted as the placement agent for this transaction. Midtown received a cash placement fee of 6%.

A shelf registration statement relating to the shares of common stock underlying the shares of preferred stock issued in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the current transaction has been filed by NanoViricides with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from NanoViricides by contacting NanoViricides, Inc., 135 Wood Street, Suite 205, West Haven, Connecticut 06516. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of preferred or common stock of NanoViricides. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About NanoViricides:

NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for antiviral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, oral and genital Herpes (HSV), viral diseases of the eye including EKC and herpes keratitis, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others.

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in pre-clinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products.

Contact:
NanoViricides, Inc.
Amanda Schuon, 310-550-7200
info@nanoviricides.com